Exhibit 99.1

Mistras Group Announces First Quarter Results

Highlights of the First Quarter 2018*

•	Q1 revenues increased 15%

•	Q1 income from operations of $6.4 million increased 97%

•	Q1 net income of $2.9 million increased 72%

•	Q1 adjusted EBITDA of $15.3 million increased 15%

•	Q1 cash flows from operating activities was $5.8 million
*- All comparisons are versus the equivalent prior year period.

MISTRAS Group, Inc. May 7, 2018 4:01 PM

PRINCETON JUNCTION, N.J., May 7, 2018 (GLOBE NEWSWIRE) - Mistras Group, Inc. (MG: NYSE), a leading "one source" global provider of technology-enabled asset protection solutions, reported financial results for its first quarter ended March 31, 2018.

Consolidated revenues for the first quarter of 2018 were $187.6 million, 15% higher than the prior year period of $163.3 million. Services segment revenues were $145.6 million for the first quarter of 2018, 15% higher than $126.3 million in the prior year. The increase in revenues was due to the combined effects of acquisition expansion, organic growth and favorable FX rates. All three segments had revenue increases in excess of 10% year-over-year.

Operating income for the first quarter was $6.4 million, 97% higher than the prior year period of $3.3 million. First quarter
2018 net income was $2.9 million or $0.10 per diluted share, compared with $1.7 million and $0.06 per diluted share in the prior year period.

The Company generated $5.8 million of net cash from operating activities during the first quarter of 2018. Adjusted EBITDA for the first quarter of 2018 was $15.3 million. The Company’s net debt (total debt of $187.8 million less cash and cash equivalents of $33.1 million) was $154.7 million at March 31, 2018.

Performance by segment was as follows:

Services segment Q1 revenues increased by $19.3 million or 15% over prior year, attributable to mid-single digit organic growth coupled with high-single digit acquisition growth. Services segment operating income increased by $4.9 million or 66% and income before special items increased by $2.8 million or 33%, respectively, over prior year. Services segment operating income margin before special items increased by 100 bps.

International segment Q1 revenue increased by $4.2 million or 12% over prior year, attributable to favorable FX rates. As expected, International Q1 operating income decreased from the prior year's strong comparable results, but improved sequentially from the fourth quarter of 2017's operating loss.

Products and Systems segment Q1 revenue increased by $0.6 million or 11% over prior year. Products and Systems Q1 operating income increased by $0.7 million compared with the prior year operating loss.

Dennis Bertolotti, Chief Executive Officer stated, "I am pleased with the top-line performance of all segments during Q1, as each segment grew revenue at a double digit rate. Our services segment also reached an all-time high in Q1 revenue, even after excluding the effect of all 2017 acquisitions. This was attributable to organic growth, the benefit of acquisitions completed last year as well as favorable FX rates. Our operating margin improved by 140 basis points, driven by a 220 basis improvement in our operating expense ratio.”

Mr. Bertolotti added “Market conditions have also improved over 2017 with higher petroleum prices and a growing aerospace business. We have also continued our push into expanding our mechanical services." Mr. Bertolotti concluded, stating “I believe macro-level economics drivers will be positive throughout 2018, and am confident in maintaining the forward momentum that we've built up over the past few successive quarters."

The Company’s 2018 financial guidance remains unchanged, as follows:

•	Total revenues from $715 million to $730 million;

•	Adjusted EBITDA from $78 million to $83 million;

•	Operating cash flow of approximately $70 million;

•	Capital expenditures expected between $15 million and $20 million.

The Company completed its initial assessment of the 2017 Tax Reform Act using best estimates based on current data and guidance available and expects its effective tax rate to be between 30% to 32% for 2018. Additionally, the Company has the following expectations for net income and earnings per diluted share:

•	Net income is expected to between $24 million to $28 million;

•	Earnings per diluted share is expected to between $0.83 to $0.95 cents.

Conference Call

In connection with this release, Mistras will hold a conference call on May 8, 2018 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 1-844-832-7227 and use confirmation code 5777658 when prompted. The International dial-in number is 1-224-633-1529.

About Mistras Group, Inc.

MISTRAS is a leading “one source” global provider of technology-enabled asset protection solutions used to evaluate the structural integrity of critical energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with asset life extension, improved productivity and profitability, compliance with government safety and environmental regulations, and enhanced risk management operational decisions.
MISTRAS uniquely combines its industry-leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity (MI) and non-destructive testing (NDT) services; destructive testing (DT) services; process and fixed asset engineering and consulting services; and its world class enterprise inspection data management and analysis software (PCMS™) to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Director, Marketing Communications at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about Mistras' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2018, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to Mistras Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss and, if applicable, certain special items which are noted. A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. In addition, the Company has also included in the attached tables non-GAAP measurement” “Segment and Total Company Income (Loss) Before Special Items”, reconciling these measurements to financial measurements under GAAP. The Company uses the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt and capital lease obligations, less cash and cash equivalents.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	(unaudited)
	March 31, 2018	December 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$33,132	$27,541
Accounts receivable, net	138,858	138,080
Inventories	11,008	10,503
Prepaid expenses and other current assets	18,200	18,884
Total current assets	201,198	195,008
Property, plant and equipment, net	88,033	87,143
Intangible assets, net	62,465	63,739
Goodwill	202,100	203,438
Deferred income taxes	1,632	1,606
Other assets	4,813	3,507
Total assets	$560,241	$554,441
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$9,737	$10,362
Accrued expenses and other current liabilities	60,302	65,561
Current portion of long-term debt	2,001	2,358
Current portion of capital lease obligations	5,202	5,875
Income taxes payable	5,528	6,069
Total current liabilities	82,770	90,225
Long-term debt, net of current portion	172,460	164,520
Obligations under capital leases, net of current portion	8,164	8,738
Deferred income taxes	9,144	8,803
Other long-term liabilities	11,339	11,363
Total liabilities	283,877	283,649
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 28,313,744 and 28,294,968 shares issued	282	282
Additional paid-in capital	223,576	222,425
Retained earnings	67,624	64,717
Accumulated other comprehensive loss	(15,305)	(16,805)
Total Mistras Group, Inc. stockholders’ equity	276,177	270,619
Non-controlling interests	187	173
Total equity	276,364	270,792
Total liabilities and equity	$560,241	$554,441

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three months ended
	March 31, 2018	March 31, 2017

Revenue	$187,630	$163,318
Cost of revenue	133,787	115,002
Depreciation	5,698	5,163
Gross profit	48,145	43,153
Selling, general and administrative expenses	39,034	37,302
Research and engineering	756	643
Depreciation and amortization	2,950	2,502
Acquisition-related expense (benefit), net	(994)	(544)
Income from operations	6,399	3,250
Interest expense	1,792	1,018
Income before provision for income taxes	4,607	2,232
Provision for income taxes	1,688	534
Net income	2,919	1,698
Less: net income attributable to noncontrolling interests, net of taxes	12	6
Net income attributable to Mistras Group, Inc.	$2,907	$1,692
Earnings per common share
Basic	$0.10	$0.06
Diluted	$0.10	$0.06
Weighted average common shares outstanding:
Basic	28,304	28,687
Diluted	29,362	29,905

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended
	March 31, 2018	March 31, 2017
Revenues
Services	$145,595	$126,329
International	38,456	34,256
Products and Systems	6,184	5,550
Corporate and eliminations	(2,605)	(2,817)
	$187,630	$163,318

	Three months ended
	March 31, 2018	March 31, 2017
Gross profit
Services	$34,710	$30,213
International	10,707	10,460
Products and Systems	2,890	2,594
Corporate and eliminations	(162)	(114)
	$48,145	$43,153

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	Three months ended
	March 31, 2018	March 31, 2017

Services:
Income from operations (GAAP)	$12,275	$7,380
Bad debt provision for a customer bankruptcy	—	1,200
Severance costs	—	16
Acquisition-related expense (benefit), net	(1,033)	(124)
Income before special items (non-GAAP)	11,242	8,472
International:
Income from operations (GAAP)	920	3,034
Severance costs	89	13
Acquisition-related expense (benefit), net	—	(501)
Income before special items (non-GAAP)	1,009	2,546
Products and Systems:
Income (loss) from operations (GAAP)	273	(449)
Severance costs	—	—
Income (loss) before special items (non-GAAP)	273	(449)
Corporate and Eliminations:
Loss from operations (GAAP)	(7,069)	(6,715)
Acquisition-related expense (benefit), net	39	81
Loss before special items (non-GAAP)	(7,030)	(6,634)
Total Company
Income from operations (GAAP)	$6,399	$3,250
Bad debt provision for a customer bankruptcy	—	1,200
Severance costs	89	29
Acquisition-related expense (benefit), net	(994)	(544)
Income before special items (non-GAAP)	$5,494	$3,935

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Three months ended
	March 31, 2018	March 31, 2017

Net cash provided by (used in):
Operating activities	$5,818	$13,413
Investing activities	(4,772)	(8,137)
Financing activities	4,261	2,853
Effect of exchange rate changes on cash	284	309
Net change in cash and cash equivalents	$5,591	$8,438

Mistras Group, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Three months ended
	March 31, 2018	March 31, 2017
GAAP: Net cash provided by operating activities	$5,818	$13,413
Less:
Purchases of property, plant and equipment	(5,182)	(3,416)
Purchases of intangible assets	(165)	(376)
non-GAAP: Free cash flow	$471	$9,621

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income to Adjusted EBITDA
(in thousands)

	Three months ended
	March 31, 2018	March 31, 2017

Net income	$2,919	$1,698
Less: net income attributable to noncontrolling interests, net of taxes	12	6
Net income attributable to Mistras Group, Inc.	$2,907	$1,692
Interest expense	1,792	1,018
Provision for income taxes	1,688	534
Depreciation and amortization	8,648	7,665
Share-based compensation expense	1,126	1,683
Acquisition-related expense (benefit), net	(994)	(544)
Severance	89	29
Bad debt provision for customer bankruptcy	—	1,200
Foreign exchange (gain) loss	51	(23)
Adjusted EBITDA	$15,307	$13,254